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Filed Pursuant to Rule 433
Registration Statement No. 333-134327
Pricing Term Sheet
February 23, 2009

4.250% Global Notes due February 24, 2012

Issuer:	Hewlett-Packard Company
Format:	SEC Registered Global
Anticipated Security Ratings:	A2 (Moody's Investors Service) / A (Standard & Poor's) / A+ (Fitch Ratings)
Trade Date:	February 23, 2009
Settlement Date:	February 26, 2009
Maturity Date:	February 24, 2012
Aggregate Principal Amount Offered:	$1,000,000,000
Coupon:	4.250%
Price to Public (Issue Price):	99.956%
Benchmark:	UST 1.375% due February 15, 2012
Benchmark Yield:	1.316%
Spread to Benchmark:	+295bps
Re-offer Yield:	4.266%
Interest Payment Dates:	Semi-annual on February 24 and August 24 of each year, beginning on August 24, 2009
Optional Redemption:	Greater of Par or Make-Whole at Treasury Rate +45 basis points
CUSIP:	428236 AU7
Denominations:	$2,000 × $1,000
Joint Bookrunners:	Banc of America Securities LLC Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Greenwich Capital Markets, Inc. Morgan Stanley & Co. Incorporated
Senior Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Mitsubishi UFJ Securities International plc Wells Fargo Securities, LLC

        Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

        The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Banc of America Securities LLC at 800-294-1322, (2) Deutsche Bank Securities Inc. at 800-503-4611 or (3) Greenwich Capital Markets, Inc. at 866-884-2071.

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4.250% Global Notes due February 24, 2012